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                                                                 Exhibit 4(a)(2)


     THIS THIRD AMENDMENT TO RIGHTS AGREEMENT, dated as of November 10, 1998, is between BATTLE MOUNTAIN GOLD COMPANY, a Nevada corporation (the "Company"), and THE BANK OF NEW YORK, as rights agent (the "Rights Agent").

                                    RECITALS

     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of November 10, 1988, as amended as of July 30, 1992 and as further amended and restated as of July 19, 1996 (the "Rights Agreement");

     WHEREAS, the parties desire to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement; and

     WHEREAS, the Distribution Date in connection with the Rights Agreement has not occurred.

     NOW THEREFORE,  the parties hereby agree as follows:

     1. AMENDMENT OF SECTION 1(a). The penultimate sentence of Section 1(a) is hereby amended by adding the following proviso immediately prior to the period (.) at the end of such sentence:

     "and PROVIDED, FURTHER, that neither the initial acquirer ("Acquirer A"), nor the first subsequent acquirer from Acquirer A ("Acquirer B" and together with Acquirer A, the "Subsequent Acquirer") of all Exchangeable Shares (or Common Stock acquired in exchange therefor) held by Noranda in connection with and as a result of the consummation of the Arrangement referred to in the Combination Agreement or a block of such shares in excess of twenty percent (20%) of the total combined outstanding Common Stock and Exchangeable Shares as of the date of such acquisition (such shares an "Exempted Block"), which Subsequent Acquirer and its Affiliates or Associates do not beneficially own any Exchangeable Shares or Common Stock at the time of such acquisition, shall be or become an Acquiring Person solely as a result of the Subsequent Acquirer becoming the Beneficial Owner of such shares comprising the Exempted Block, but shall thereafter become an Acquiring Person if (I) the Subsequent Acquirer or an Affiliate or Associate of the Subsequent Acquirer shall purchase or otherwise become the Beneficial Owner of any additional Exchangeable Shares or shares of Common Stock or (II) any Person (or Persons) who is (or collectively are) the Beneficial Owner of any Exchangeable Shares or shares of Common Stock shall become an Affiliate or Associate of the Subsequent Acquirer unless (x) in either such case the Subsequent Acquirer together with all Affiliates and Associates of the Subsequent Acquirer is not then the Beneficial Owner of 20% or more of the total combined then outstanding shares of

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     Common Stock and Exchangeable Shares or (y) the Subsequent Acquirer's
     increase in Beneficial Ownership of shares of Common Stock or Exchangeable Shares is solely as a result of a reduction in the number of shares of Common Stock or Exchangeable Shares outstanding due to the purchase or other acquisition of Common Stock or Exchangeable Shares outstanding by the Company or any Subsidiary thereof, and the Subsequent Acquirer does not become the Beneficial Owner of any additional Exchangeable Shares or shares of Common Stock after such reduction in the number of outstanding shares."

     2. AMENDMENT OF SECTION 1(i). Section 1(i) is hereby amended and restated in its entirety to read as follows:

          "(i)      "Final Expiration Date" shall mean the close of business on
          November 10, 2008."

     3. AMENDMENT TO SECTION 26. The following shall be added as the final sentence of Section 26:

          "Notwithstanding the foregoing, the last proviso of the penultimate sentence of Section 1(a) shall not be amended without the consent (which consent shall not be unreasonably withheld) of (a) Noranda, if such amendment is proposed prior to any Person's becoming a Subsequent Acquirer or (b) Acquirer A if Acquirer A has acquired and continues to hold an Exempted Block at the time such an amendment is proposed."

     4. AMENDMENT OF EXHIBIT B TO THE RIGHTS AGREEMENT. Exhibit B to the Rights Agreement, the Form of Rights Certificate, is hereby amended and replaced in its entirety by Exhibit B hereto.

     5. EFFECTIVENESS. This Amendment shall be deemed effective as of November 10, 1998 as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     6. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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     EXECUTED as of the date set forth above.


Attest:                                BATTLE MOUNTAIN GOLD COMPANY



/s/ Elizabeth A. Cook                  /s/ Ian D. Bayer
---------------------------------      -------------------------------------
Name:   Elizabeth A. Cook              Name:   Ian D. Bayer
Title:  Associate General Counsel      Title:  President and Chief Executive
        and Assistant Secretary                Officer



Attest:                                THE BANK OF NEW YORK



/s/ Steven Myers                        /s/ James Dimino
---------------------------------      -------------------------------------
Name:   Steven Myers                   Name:   James Dimino
Title:  Assistant Treasurer            Title:  Assistant Vice President